Exhibit 99.1

Greatbatch, Inc. Elects Joseph W. Dziedzic to its Board of Directors

FRISCO, Texas--(BUSINESS WIRE)--February 28, 2013--Greatbatch, Inc. (NYSE: GB) today announced that Joseph W. Dziedzic has been elected to its Board of Directors. In addition to his Director responsibilities, Mr. Dziedzic also will serve on the Board’s Audit and Compensation & Organization Committees.

“Joe Dziedzic brings outstanding business and financial acumen to the Greatbatch Board of Directors,” said Bill R. Sanford, Greatbatch’s chairman. “His executive experience and insights will be valuable to the Company and enhance the strength of our Board.”

Mr. Dziedzic currently serves as Vice President and Chief Financial Officer of The Brink’s Company, a global leader in security-related services for banks, retailers and a variety of other commercial and governmental customers. Prior to joining Brink’s in 2009, he had a 20-year career with General Electric holding a number of positions of increasing responsibility. Mr. Dziedzic served in a number of leadership positions at General Electric including Chief Financial Officer of GE Aviation Services, Manager of Global Financial Planning & Analysis for GE Energy, and Chief Financial Officer for GE Plastics America.

“I look forward to working with Joe and the other Greatbatch Board members as we execute our strategic plan to drive profitable growth and deliver increased value for our stockholders,” added Thomas J. Hook, president & CEO of Greatbatch.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Investor Relations:
Michael Dinkins, 214-618-5242
mdinkins@greatbatch.com
or
Media:
Christopher Knospe, 716-759-5727
cknospe@greatbatch.com